UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*

                         EMCEE BROADCAST PRODUCTS, INC.
        ----------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)

                                    268650108
        ----------------------------------------------------------------
                                 (CUSIP Number)

                                 April 30, 2003
        ----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / X /    Rule 13d-1(b)
         /   /    Rule 13d-1(c)
         /   /    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G/A
                               CUSIP NO. 268650108



1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Quaker Capital Management Corporation
         --------------------------------------

2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)
                                                                   ---
                                                               (b)  X
                                                                   ---
3        SEC USE ONLY

4        CITIZENSHIP OR PLACE OF ORGANIZATION

                                                               Pennsylvania
                                                               ------------

        NUMBER OF         5  SOLE VOTING POWER                      0
         SHARES
       BENEFICIALLY       6  SHARED VOTING POWER                    0
        OWNED BY
          EACH            7  SOLE DISPOSITIVE POWER                 0
       REPORTING
         PERSON           8  SHARED DISPOSITIVE POWER               0
          WITH

9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                                                    0
                                                                 -------

10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES
                -----

11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)          0%
                                                                 -------

12       TYPE OF REPORTING PERSON*                                  IA
                                                                 -------



                                Page 2 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 268650108


Item 1.

         (a)   Name of Issuer

               Emcee Broadcast Products, Inc.
               --------------------------------------------------------------

         (b)   Address of Issuer's Principal Executive Offices

               Susquehanna St. Extension West PO Box 68 White Haven, PA 18661
               --------------------------------------------------------------

Item 2.

         (a)   Name of Persons Filing

               Quaker Capital Management Corporation
               --------------------------------------------------------------

         (b)   Address of Principal Business Office or, if none, Residence

               401 Wood Street, Suite 1300, Pittsburgh, PA  15222
               --------------------------------------------------------------

         (c)   Citizenship

               Pennsylvania, USA
               --------------------------------------------------------------

         (d)   Title of Class of Securities

               Common Stock
               --------------------------------------------------------------

         (e)   CUSIP Number

               268650108
               --------------------------------------------------------------


                                Page 3 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 268650108


Item  3.  If  this  statement  is  filed  pursuant  to   ss.ss.240.13d-1(b)   or
          240.13d-2(b) or (c), check whether the person filing is a:

     (a)  /   / Broker of dealer registered under section 15 of the Act;

     (b)  /   / Bank as defined in section 3(a)(6) of the Act;

     (c)  /   / Insurance company as defined in section 3(a)(19) of the Act;

     (d)  /   / Investment company registered  under section 8 of the Investment
                Company Act of 1940;

     (e)  / X / An  investment   adviser  in  accordance   with  ss.240.13d-1(b)
                (l)(ii)(E);

     (f)  /   / An employee benefit plan or endowment  fund in  accordance  with
                ss.240.13d-1(b)(1)(ii)(F);

     (g)  /   / A parent holding company or control  person in  accordance  with
                ss.240.13d-1(b)(1)(ii)(G);

     (h)  /   / A savings association as defined in Section  3(b) of the Federal
                Deposit Insurance Act;

     (i)  /   / A church plan  that  is  excluded  from  the  definition  of  an investment company under section 3(c)(14) of the Investment Company Act of 1940;

     (j)  / /   Group, in accordance with ss.240.13d-1((b)(l)(ii)(J)

Item 4.  Ownership
         ---------

         (a)   0

         (b)   0%

         (c)   0

Item 5.  Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more
than five percent of the class of securities, check the following:    X
                                                                   --------

                                Page 4 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 268650108


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.








                                Page 5 of 6 Pages

                                 SCHEDULE 13G/A
                               CUSIP NO. 268650108


                                    SIGNATURE


          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  QUAKER CAPITAL MANAGEMENT CORPORATION


                                      May 8, 2003
                                      -----------------------------------
                                                    Date

                                      /s/  Mark G. Schoeppner
                                      -----------------------------------
                                                  Signature

                                      Mark G. Schoeppner, President
                                      -----------------------------------
                                                  Name/Title













                                Page 6 of 6 Pages